As filed with the Securities and Exchange Commission on September 21, 2006

Registration No. 333-137366

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEAKHOUSE PARTNERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5810	94-3248672
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10200 Willow Creek Road

San Diego, CA 92131

(858) 689-2333

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

A. Stone Douglass

President and Chief Executive Officer

10200 Willow Creek Road

San Diego, CA 92131

(858) 689-2333

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Christopher M. Forrester, Esq. Morrison & Foerster LLP 12531 High Bluff Drive, Suite 100 San Diego, California 92130 (858) 720-5100	Martin W. Enright, Esq. Littman Krooks LLP 655 Third Avenue New York, New York 10017 (212) 490-2020

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Form S-1 Registration Statement is being filed for the sole purpose of filing an additional exhibit and revising the Signature page to clarify the capacity of certain persons signing the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates.

	Amount
SEC Registration Fee	$100.76
Printing Expenses	7,000.00	*
Accounting Fees and Expenses	10,000.00	*
Legal Fees and Expenses	15,000.00	*
Blue Sky Fees and Expenses	—
Miscellaneous	—
Total	$32,100.76	*

*	Estimate

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides in relevant part that “[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law.

Our Amended and Restated By-laws provide that the Company is required to indemnify and hold harmless its directors, officers, employees and agents in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the party being indemnified acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such party’s conduct was unlawful. In proceedings by or in the right of the Company, a director, officer, employee or agent of the Company seeking to be indemnified may be indemnified if the above standards of conduct are met and to the extent as set forth above, however, if a court judges a party seeking to be indemnified liable to the corporation, no indemnification shall be provided except to the extent that the court deems proper. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise, including without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such party shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

We maintain insurance on behalf of our officers and directors, insuring them against liabilities that they may incur in such capacities or arising out of this status.

The above discussion of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such Amended and Restated Certificate of Incorporation, Amended and Restated By-laws and statute.

Item 15.	Recent Sales of Unregistered Securities.

During the last three years, we have issued unregistered securities as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of these securities were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates issued in such transactions. All recipients were accredited or sophisticated persons and had adequate access, through employment, business or other relationships, to information about us.

On September 30, 2005 we completed an initial closing with respect to the sale of 761,765 shares of common stock (the “9/30/05 Shares”) for an aggregate of $647,500 of gross proceeds (the “9/30/05 Offering”).

In connection with the 9/30/05 Offering, we paid to an advisor (the “9/30/05 Agent”) commissions of $58,275 (nine (9%) percent of the gross proceeds raised in the 9/30/05 Offering) and issued to the 9/30/05 Agent five (5) year warrants to purchase 68,559 shares of common stock (the “9/30/05 Agent Warrant Shares”) at an exercise price of $1.0625 per share.

On January 19, 2005 we completed an initial closing with respect to the sale of 700,000 shares of common stock (the “1/19/05 Shares”) and Common Stock purchase warrants (the “1/19/05 Warrants”) to purchase 350,000 shares of common stock (the “1/19/05 Warrant Shares”), at an initial exercise price of $2.00 per share, for an aggregate of $1,050,000 of gross proceeds (“the 1/19/05 Offering”).

In connection with the 1/19/05 Offering, we paid to an advisor (the “1/19/05 Agent”) commissions of $94,500 (nine (9%) percent of the gross proceeds raised in the 1/19/05 Offering) and issued to the 1/19/05 Agent five (5) year warrants to purchase 63,000 shares of common stock (the “1/19/05 Agent Warrant Shares”) at an exercise price of $2.00 per share.

On April 7, 2005 we completed a closing with respect to the sale of 173,915 of common stock (the “4/7/05 Shares”) and Common Stock purchase warrants (the “4/7/05 Warrants”) to purchase 86,958 shares of common stock (the “4/7/05 Warrant Shares”), at an initial exercise price of $2.00 per share, for an aggregate of $200,000 of gross proceeds.

On December 19, 2003 the U.S. Bankruptcy Court confirmed the joint Plan of Reorganization (the “Plan”). Under the terms of the Plan as of the effective date (December 31, 2003) the debtor-in-possession financing as provided for by Steakhouse Investors, Inc converted to 90% of our common stock and the balance of the Common Stock will be given to the unsecured creditors as partial payment of their claims. The Plan provided for general unsecured creditors to receive $6.0 million in cash and notes, as well as, new common shares.

Item 16.	Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation Pursuant to Reorganization (incorporated by reference to Form 10-K filed on April 12, 2005).

3.2	Amended and Restated Bylaws (incorporated by reference to Form 10-K filed on April 12, 2005).

4.1	Form of Private Placement Common Stock Purchase Warrant (incorporated by reference to Form 8-K filed on January 24, 2005).

4.2	Form of April 2005 Common Stock Purchase Warrant (incorporated by reference to Form 10-K filed on April 12, 2005).

4.3	Amended and Restated Common Stock Purchase Warrant issued to Critical Capital Growth Fund, L.P., dated December 30, 2003 (incorporated by reference to Form 10-K filed on April 12, 2005).

4.4	Form of Common Stock certificate (incorporated by reference to Form 10-K filed on April 5, 2006).

4.5**	Form of September 2005 Advisor’s Warrant.

5.1	Opinion of Littman Krooks LLP (incorporated by reference to Registration Statement on Form S-1 (File No. 333-137366) filed on September 15, 2006).

10.1	Merger Agreement dated August 31, 1998 by and among Steakhouse Partners, Inc. as successor and Tri-Core Steakhouse, Inc., on the one hand, and Paragon Steakhouse Restaurants, Inc. and Kyotaru Co. Ltd., on the other hand (incorporated by reference to Form 8-K filed on September 14, 1998).

10.2	First Amendment, dated September 14, 1998, to Merger Agreement, dated August 31, 1998, by and among Steakhouse Partners, Inc. and Tri-Core Steakhouse, Inc., on the one hand, and Paragon Steakhouse Restaurants, Inc. and Kyotaru Co., Ltd., on the other hand (incorporated by reference to Form 8-K filed on January 5, 1999).

10.3	Second Amendment, dated September 25, 1998, to Merger Agreement, dated August 31, 1998, by and among Steakhouse Partners, Inc. and Tri-Core Steakhouse, Inc., on the one hand, and Paragon Steakhouse Restaurants, Inc. and Kyotaru Co., Ltd., on the other hand (incorporated by reference to Form 8-K filed on January 4, 1999).

Exhibit Number	Description
10.4	Third Amendment, dated December 7, 1998, to Merger Agreement, dated August 31, 1998, by and among Steakhouse Partners, Inc. and Tri-Core Steakhouse, Inc., on the one hand, and Paragon Steakhouse Restaurants, Inc. and Kyotaru Co., Ltd., on the other hand (incorporated by reference to Form 8-K filed on January 4, 1999).

10.5	Unsecured Promissory Note dated October 19, 2003 executed by Steakhouse Partners, Inc. and Paragon Steakhouse Restaurants, Inc. in favor of Critical Capital Growth Fund, L.P. (incorporated by reference to Form 10-K filed on April 12, 2005).

10.6	Form of Private Placement Registration Rights Agreement (incorporated by reference to Form 8-K filed on January 24, 2005).

10.7	2004 Stock Incentive Plan (incorporated by reference to Schedule 14C Information Statement filed on January 5, 2005).

10.8#	Form of Stock Option Agreement for options granted under 2004 Stock Incentive Plan (incorporated by reference to Form 10-K filed on April 5, 2006).

10.9	Form of April 2005 Registration Rights Agreement (incorporated by reference to Form 10-K filed on April 12, 2005).

10.10#	A. Stone Douglass Employment Agreement (incorporated by reference to Form 10-Q filed on May 17, 2004).

10.11#	Susan Schulze-Claasen Employment Agreement (incorporated by reference to Form 10-Q filed on May 17, 2004).

10.12#	Joseph L. Wulkowicz Employment Agreement (incorporated by reference to Form 10-Q filed on May 17, 2004).

14.1	Code of Ethics (incorporated by reference to Form 10-K filed on April 28, 2004).

16.1	Letter from Former Accountants responding to Form 8-K filed on January 28, 2005 (incorporated by reference to Form 8-K filed on January 28, 2005).

16.2	Letter from Former Accountants responding to Form 8-K/A filed on February 7, 2005 (incorporated by reference to Form 8-K/A filed on February 7, 2005).

21.1	List of Subsidiaries of Steakhouse Partners, Inc. (incorporated by reference to Form 10-K filed on April 12, 2005).

23.1	Consent of Mayer Hoffman McCann P.C. (incorporated by reference to Registration Statement on Form S-1 (File No. 333-137366) filed on September 15, 2006).

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP (incorporated by reference to Registration Statement on Form S-1 (File No. 333-137366) filed on September 15, 2006).

23.3	Consent of Littman Krooks LLP, included in the opinion filed as Exhibit 5.1.

24.1	Power of Attorney (included on signature page).

#	Indicates management contract or compensatory plan or arrangement.
**	Filed herewith.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on this 21st day of September, 2006.

STEAKHOUSE PARTNERS, INC.

By:	/s/ A. STONE DOUGLASS
A. Stone Douglass
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed on by the following persons in the capacities and on the dates indicated:

Signature(s)	Title(s)	Date

/s/ A. STONE DOUGLASS A. Stone Douglass	Chairman, President and Chief Executive Officer; Director (Principal Executive Officer)	September 21, 2006

/s/ JOSEPH WULKOWICZ Joseph Wulkowicz	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 21, 2006

* Thomas A. Edler	Director	September 21, 2006

* Edgar Tod Lindner	Director	September 21, 2006

*By:	/s/ JOSEPH WULKOWICZ
Joseph Wulkowicz Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation Pursuant to Reorganization (incorporated by reference to Form 10-K filed on April 12, 2005).

3.2	Amended and Restated Bylaws (incorporated by reference to Form 10-K filed on April 12, 2005).

4.1	Form of Private Placement Common Stock Purchase Warrant (incorporated by reference to Form 8-K filed on January 24, 2005).

4.2	Form of April 2005 Common Stock Purchase Warrant (incorporated by reference to Form 10-K filed on April 12, 2005).

4.3	Amended and Restated Common Stock Purchase Warrant issued to Critical Capital Growth Fund, L.P., dated December 30, 2003 (incorporated by reference to Form 10-K filed on April 12, 2005).

4.4	Form of Common Stock certificate (incorporated by reference to Form 10-K filed on April 5, 2006).

4.5**	Form of September 2005 Advisor’s Warrant.

5.1	Opinion of Littman Krooks LLP (incorporated by reference to Registration Statement on Form S-1 (File No. 333-137366) filed on September 15, 2006).

10.1	Merger Agreement dated August 31, 1998 by and among Steakhouse Partners, Inc. as successor and Tri-Core Steakhouse, Inc., on the one hand, and Paragon Steakhouse Restaurants, Inc. and Kyotaru Co. Ltd., on the other hand (incorporated by reference to Form 8-K filed on September 14, 1998).

10.2	First Amendment, dated September 14, 1998, to Merger Agreement, dated August 31, 1998, by and among Steakhouse Partners, Inc. and Tri-Core Steakhouse, Inc., on the one hand, and Paragon Steakhouse Restaurants, Inc. and Kyotaru Co., Ltd., on the other hand (incorporated by reference to Form 8-K filed on January 5, 1999).

10.3	Second Amendment, dated September 25, 1998, to Merger Agreement, dated August 31, 1998, by and among Steakhouse Partners, Inc. and Tri-Core Steakhouse, Inc., on the one hand, and Paragon Steakhouse Restaurants, Inc. and Kyotaru Co., Ltd., on the other hand (incorporated by reference to Form 8-K filed on January 4, 1999).

10.4	Third Amendment, dated December 7, 1998, to Merger Agreement, dated August 31, 1998, by and among Steakhouse Partners, Inc. and Tri-Core Steakhouse, Inc., on the one hand, and Paragon Steakhouse Restaurants, Inc. and Kyotaru Co., Ltd., on the other hand (incorporated by reference to Form 8-K filed on January 4, 1999).

10.5	Unsecured Promissory Note dated October 19, 2003 executed by Steakhouse Partners, Inc. and Paragon Steakhouse Restaurants, Inc. in favor of Critical Capital Growth Fund, L.P. (incorporated by reference to Form 10-K filed on April 12, 2005).

10.6	Form of Private Placement Registration Rights Agreement (incorporated by reference to Form 8-K filed on January 24, 2005).

10.7	2004 Stock Incentive Plan (incorporated by reference to Schedule 14C Information Statement filed on January 5, 2005).

10.8#	Form of Stock Option Agreement for options granted under 2004 Stock Incentive Plan (incorporated by reference to Form 10-K filed on April 5, 2006).

10.9	Form of April 2005 Registration Rights Agreement (incorporated by reference to Form 10-K filed on April 12, 2005).

10.10#	A. Stone Douglass Employment Agreement (incorporated by reference to Form 10-Q filed on May 17, 2004).

Exhibit Number	Description
10.11#	Susan Schulze-Claasen Employment Agreement (incorporated by reference to Form 10-Q filed on May 17, 2004).

10.12#	Joseph L. Wulkowicz Employment Agreement (incorporated by reference to Form 10-Q filed on May 17, 2004).

14.1	Code of Ethics (incorporated by reference to Form 10-K filed on April 28, 2004).

16.1	Letter from Former Accountants responding to Form 8-K filed on January 28, 2005 (incorporated by reference to Form 8-K filed on January 28, 2005).

16.2	Letter from Former Accountants responding to Form 8-K/A filed on February 7, 2005 (incorporated by reference to Form 8-K/A filed on February 7, 2005).

21.1	List of Subsidiaries of Steakhouse Partners, Inc. (incorporated by reference to Form 10-K filed on April 12, 2005).

23.1	Consent of Mayer Hoffman McCann P.C. (incorporated by reference to Registration Statement on Form S-1 (File No. 333-137366) filed on September 15, 2006).

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP (incorporated by reference to Registration Statement on Form S-1 (File No. 333-137366) filed on September 15, 2006).

23.3	Consent of Littman Krooks LLP, included in the opinion filed as Exhibit 5.1.

24.1	Power of Attorney (included on signature page).

#	Indicates management contract or compensatory plan or arrangement.
**	Filed herewith.